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                                                                     EXHIBIT 3.3

                         CERTIFICATE OF INCORPORATION
                                      OF

                              RAMP NETWORKS, INC.


                                   ARTICLE I

  The name of the corporation is Ramp Networks, Inc. (the "Corporation").

                                   ARTICLE II

  The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     A.   Authorized Stock.  The corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is Thirty Five Million Eight Hundred Twenty Six Thousand Five Hundred Five (35,826,505) shares. The number of shares of Preferred Stock authorized to be issued is Eleven Million Eight Hundred Twenty Six Thousand Five Hundred Five (11,826,504) shares, having no par value, of which Four Million Seven Hundred Ninety Seven Thousand Seven Hundred Eighty Seven (4,797,787) shares shall be designated as Series A Preferred Stock, Two Million Fifteen Thousand Fourteen (2,615,014) shares shall be designated as Series B Preferred Stock, One Million Seven Hundred Eighty Nine Thousand One Hundred Forty Seven (1,789,147) shares shall be designated as Series C Preferred Stock, and Two Million Six Hundred Twenty Four Thousand Five Hundred Fifty Seven (2,624,557) shares shall be designated as Series D Preferred Stock. The number of shares of Common Stock authorized to be issued is Forty Million (24,000,000) shares, having no par value.

     B.   Preferred Stock.  The rights, preferences, privileges and restrictions
          ---------------
granted to and imposed on the Preferred Stock are as follows:

          1.   Dividend Provisions.  The holders of shares of Series A Preferred
               -------------------
Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends at the annual rate of $0.05, $0.26, $0.37 and $0.49 per share, respectively (adjusted to reflect stock splits, stock dividends and recapitalizations), payable out of funds legally available therefor. All such dividends shall be payable only when, as, and if declared by the Board of Directors and shall not be cumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the
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corporation) shall be payable on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the amount of $0.046, $0.258, $0.37 and $0.987 per share (adjusted to reflects stock splits, stock dividends, and recapitalizations) on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.62 per share for each share of Series A Preferred Stock then held by them and the amount of $3.44 per share for each share of Series B Preferred Stock then held by them and the amount of $4.93 per share for each share of Series C Preferred Stock then held by them and the amount of $6.59 per share for each share of Series D Preferred Stock then held by them (adjusted to reflect stock splits, stock dividends and recapitalizations), plus all declared but unpaid dividends on their respective shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by them and no more. The Series A, B, C and D Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such Series upon the occurrence of such event. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.

               (b) Upon the completion of the distribution required by Section 2(a) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Common Stock of the corporation pro rata based on the number of shares of Common Stock held by each such shareholder.

               (c) For purposes of this Section 2, any acquisition of the corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction), a sale of all or substantially all of the assets of the corporation or a transaction (or series of related transactions) in which more than fifty percent (50%) of the voting power of the corporation is disposed of to a single person or entity or group of affiliated persons or entities shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock to receive at the closing in cash, securities or other property amounts as specified in Sections 2(a) and 2(b) above.

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               (d) Any securities to be delivered to the holders of the Series A
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Common Stock pursuant to Section 2(c) above shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (A) If traded on a securities exchange or the NASDAQ
National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the distribution;

                         (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                         (C) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

          3.   Conversion.  The holders of the Preferred Stock shall have
               ----------
conversion rights as follows (the "Conversion Rights"):
                                   -----------------

               (a)  Right to Convert.
                    ----------------

                    (i) Subject to subsection (c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) in the case of the Series A Preferred Stock, $0.62 for each share of Series A Preferred Stock or
(ii) in the case of the Series B Preferred Stock, $3.44 for each share of Series B Preferred Stock, or (iii) in the case of the Series C Preferred Stock, $4.93 for each share of Series C Preferred Stock, or (iv) in the case of the Series D Preferred Stock, $6.59 for each share of Series D Preferred Stock, in each case by the applicable Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series A Preferred Stock shall be $0.62 per share, the initial Conversion Price for shares of Series B Preferred Stock shall be $3.44 per share, the initial Conversion Price for shares of Series C Preferred Stock shall be $4.93 per share and the initial Conversion Price for shares of Series D Preferred Stock shall be $6.59 per share; provided, however, that the Conversion Price for each Series of Preferred Stock shall be subject to adjustment as set forth in subsection 3(c).

                    (ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such

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shares of Preferred Stock upon the earlier, as to each series, of (A) the date specified by vote or written consent or agreement of holders of a majority of the shares of such Series then outstanding or of (B) the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 (or any successor such form) under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the corporation in excess of Ten Million ($10,000,000) Dollars and the public offering price of which is not less than Eight Dollars and Thirty Three Cents ($8.33) per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations).

               (b) Mechanics of Conversion. Before any holder of Preferred Stock
                   -----------------------
shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (c) Conversion Price Adjustments of Preferred Stock. The
                   -----------------------------------------------
Conversion Price of each Series of Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If the corporation, at any time or from time to time after the date of the first issuance of shares of Series D Preferred Stock (the "Purchase Date"), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A, Series B, Series C or Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series of Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the

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number of such shares of Additional Stock so issued. For the purposes of this subsection, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question. Immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                         (B) No adjustment of the Conversion Price for a Series
of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price for any Series of Preferred Stock pursuant to this subsection 3(c)(i) shall have the effect of increasing such Conversion Price above the Conversion Price for such Series of Preferred Stock in effect immediately prior to such adjustment.

                         (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (D) In the case of the issuance of the Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         (E) In the case of the issuance, whether before, on or
after the Purchase Date, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                              1. The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c) (i)(D)), if any, received by the corporation upon the issuance of

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such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                              2. The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

                              3. In the event of any change in the number of
shares of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              4. Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                              5. All Common Stock deemed issued pursuant to this
subsection 3(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the corporation's Common Stock under the provisions of this Section 3; provided however, that in

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the case of any options to purchase or rights to subscribe for Common Stock which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price for any Series of Preferred Stock shall be made until the expiration or exercise of all such options or rights, whereupon such adjustment shall be made in the same manner provided in subsection (E)(4) above.

                    (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the corporation on or after the Purchase Date other than shares of Common Stock issued or issuable:

                         (A) pursuant to a transaction described in subsection
3(c)(iii) hereof;

                         (B) to officers, directors, employees and consultants
of the corporation directly or pursuant to a stock option plan or restricted stock plan approved by the shareholders and directors of the corporation;

                         (C) for which adjustment of the Conversion Price is
made pursuant to this Section 3; or

                         (D) upon conversion of the Series A, Series B, Series C
or Series D Preferred Stock.

                    (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder
-------------------------
for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be decreased in proportion to such decrease in outstanding shares.

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               (d) Other Distributions. In the event the corporation shall
                   -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A and Series B and Series C and Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (e) Recapitalizations.  If at any time or from time to time there
                   -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Sections 2 or 3) provision shall be made so that each holder of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of such Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C and Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (f) No Impairment. Without the consent of the holders of
                   -------------
Preferred Stock in accordance with Article III(B)(5) below, the corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment .

               (g) No Fractional Shares and Certificate as to Adjustments.
                   -------------------------------------------------------

                    (i) No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of Series A, Series B, Series C or Series D Preferred Stock pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or

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readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C and Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C or Series D Preferred Stock.

               (h) Notices of Record Date.  In the event of any taking by the
                   ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (i) Reservation of Stock Issuable Upon Conversion. The
                   ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (j) Notices. Any notice required by the provisions of this
                   -------
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the corporation.

          4.   Voting Rights.
               -------------

               (a) The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Notwithstanding the foregoing, the holders of Series C Preferred Stock, voting as a single class, shall be entitled to elect one (1) member of the corporation's board of directors; the holders of Series B Preferred Stock, voting as a single class, shall be entitled to elect two (2) members of the corporation's board of directors; the holders of Series A Preferred Stock, voting as a single class, shall be entitled to elect one (1) member of the corporation's board of directors; and the holders of the Common Stock (excluding the Preferred Stock on an as-converted basis), voting as a single class, shall be entitled to elect the remaining members of the corporation's board of directors.

               (b) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a Series of Preferred Stock or Common Stock pursuant to Section 4(a) hereof, the remaining director or directors so elected by the holders of such Series of Preferred Stock or Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A, Series B or Series C Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A, Series B or Series C Preferred Stock, or Common Stock, as the case may be.

          5.   Protective Provisions.  So long as shares of Preferred Stock are
               ---------------------
outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of (i) the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class, and (ii) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class, except where otherwise required by law:

               (a) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation in a merger not involving a third party) or effect any transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

               (b) liquidate, dissolve, recapitalize or reorganize the corporation;

               (c) create or issue any new class or Series of stock or any other securities convertible into equity securities of the corporation (i) having a preference over, or being on a parity with, the Series A, Series B, Series C or Series D Preferred Stock with respect to voting, dividends, conversion or upon liquidation, or (ii) having rights similar to any of the rights of the Series A, Series B, Series C and Series D Preferred Stock under this Section 5;

               (d) adversely alter or change the rights, preferences or privileges of any of the Preferred Stock; or

               (e) reclassify any of the Company's outstanding capital stock.

          6.   Status of Converted Stock.  In the event any shares of Preferred
               -------------------------
Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

          7.   Repurchase of Shares.  In connection with repurchases by the
               --------------------
corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the Company, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases.

          8.   Redemption.
               ----------

               (a) Subject to the limitations of Section 500 et seq. of the California Corporations Code, at any time after April 30, 2002, upon the written request from the holders of not less than a majority of the then outstanding shares of a Series of Preferred Stock, voting as one class, that such Series of Preferred Stock be redeemed, this corporation shall, within thirty (30) days (the "Initial Redemption Date") after the receipt by this corporation of such
      -----------------------
written request, from any source of funds legally available therefor, redeem all of the then outstanding shares of such Series of Preferred Stock in three annual installments beginning on the Initial Redemption Date (the Initial Redemption Date, together with the first and second anniversary of such date shall each be referred to herein as a "Redemption Date"). The corporation shall effect such
                         ---------------
redemptions by paying in cash therefor, $0.62 per share of Series A Preferred Stock, $3.44 per share of Series B Preferred Stock, $4.93 per share of Series
C Preferred Stock and $6.59 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares to be redeemed (the

"Redemption Price"), in exchange for the shares of Series A, Series B, Series C
-----------------
and Series D Preferred Stock to be redeemed (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively. The number of shares of Preferred Stock that the corporation shall be required under this subsection 8(a) to redeem on any Redemption Date shall be equal to the one-third (1/3) of the total number of shares of a Series of Preferred Stock outstanding immediately prior to the Initial Redemption Date. Any redemption effected pursuant to this subsection 8(a) shall be made on a pro rata basis among the holders of a Series of Preferred Stock in proportion to the number of shares of such Series of Preferred Stock then held by such holders.

               (b) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as
                     -----------------
provided in subsection 8(c) below, on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice for redemption as of the applicable Redemption Date as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of any Series of Preferred Stock which may from time to time come into existence, if the funds of the corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of a Series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

               (d) On or prior to each Redemption Date, this corporation shall deposit the Redemption Price of all shares of a Series of Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the corporation that such holder has surrendered his, her or its share certificate to the corporation pursuant to subsection 8(b) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the corporation pursuant to this subsection 8(d) for the redemption of shares thereafter converted into shares of the corporation's Common Stock pursuant to
Article III(B)(3) hereof prior to the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any moneys deposited by this corporation pursuant to this subsection 8(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to this corporation upon its request expressed in a resolution of its Board of Directors.

     C.   Common Stock.
          ------------

          1.   Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights.  Upon the liquidation, dissolution or winding
               ------------------
up of the corporation, the assets of the corporation shall be distributed as provided in Section B.2. of this Article III.

          3.   Redemption.  The Common Stock is not redeemable.
               ----------

          4.   Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the By-laws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

  The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE VI

  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

     The name and mailing address of the incorporator are as follows:

                         David Lee
                         VENTURE LAW GROUP
                         2800 Sand Hill Road
                         Menlo Park, CA  94025


       Executed this ___ day of April, 1999.





                                    ______________________________
                                    David Lee, Incorporator